MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release
May 14, 2020

MTS BOARD APPOINTS RANDY MARTINEZ INTERIM CHIEF EXECUTIVE OFFICER
Dr. Jeffrey Graves to step down as CEO, effective May 22, 2020

EDEN PRAIRIE, MN - May 14, 2020 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of advanced test systems, motion simulators and precision sensors, today announced that its Board of Directors has unanimously elected Randy J. Martinez as Interim President and Chief Executive Officer, effective May 23, 2020. Mr. Martinez, a seasoned executive who has served as an independent director on the Company’s Board since March 2014, will succeed Dr. Jeffrey A. Graves, who will be stepping down as President and Chief Executive Officer and as a director of the Company to pursue another opportunity. The Board is commencing a search process for a permanent replacement that will include internal and external candidates.

David J. Anderson, Chairman of the Board, said, “Randy is a proven leader with a passion for team building, operational excellence and value creation that will serve MTS well, particularly in these challenging economic times. Randy has been an effective and thoughtful contributor to the Board for over six years. He had an outstanding career in the U.S. Air Force, and later in the commercial aerospace & defense industry, including as a public company CEO. We are confident he is the right choice to lead MTS as we search for a permanent successor.”

Mr. Anderson continued, “The Board thanks Jeff for his leadership of MTS over the last eight years as CEO and wishes him the best in his new role. We are confident he leaves the business in an excellent position, in particular because of the strong management team he put in place. During his tenure, MTS has roughly doubled in size, leveraging its market leading technologies to accelerate organic growth while completing several strategic acquisitions. Today, MTS is a leader in both test and simulation and high-precision sensor markets, with a well-balanced product portfolio focused on high-growth global markets. Our record orders performance and strong backlog position MTS to withstand the current economic challenges and capitalize on exciting growth opportunities in markets ranging from infrastructure and renewable energy, to military applications, electric vehicles and industrial automation.”

“Additionally, we will use this opportunity to consider further deepening the expertise of the Board to ensure it has the strongest mix of capabilities and experience to support MTS’ long-term strategy and provide strong oversight,” Mr. Anderson concluded.

“I’m honored to take on this position at an important time for MTS,” said Mr. Martinez. “During my six-year tenure as a director, I have developed a strong understanding of MTS’ strengths and opportunities. I have also been deeply impressed by our division leaders as well as the full executive team and look forward to working with them directly as we continue to execute the Company’s strategy. Our differentiated technology and industry-leading application engineering expertise, deep long-term customer relationships, geographic footprint spanning six continents, and robust employee talent pool give me strong confidence in our long-term prospects.”

MTS News Release

Departing Chief Executive Officer Dr. Jeffrey Graves said, “I am confident Randy has the right skills and experience to lead MTS and create value for all our stakeholders. I believe strongly that MTS is well positioned to execute its strategy and build on its current market momentum.”

Mr. Martinez brings an exceptional track record of executive and director-level leadership in billion-dollar public corporations in aviation, aerospace & defense and industrials. He joined the Company’s Board as an independent director in March 2014. From 2009 to 2017, Mr. Martinez served in several leadership roles at AAR Corporation (NYSE), a provider of aviation services to the worldwide commercial aviation and aerospace & defense industries, most notably President & CEO of the Airlift Group and Group Vice President, Aviation Services. Before joining AAR, Mr. Martinez was the CEO at World Air Holdings, Inc. (NASDAQ). As a graduate of the United States Air Force Academy, Mr. Martinez served with distinction in the U.S. Air Force for 21 years, retiring as a Colonel and Command Pilot and having held a wide variety of leadership roles, including command and senior staff positions.

ABOUT MTS SYSTEMS CORPORATION

MTS Systems Corporation’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,500 employees as of September 28, 2019 and revenue of $893 million for the fiscal year ended September 28, 2019. Additional information of MTS can be found at www.mts.com.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in this release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

CONTACTS

Investors
Brian Ross
Executive Vice President and Chief Financial Officer
irrequest@mts.com
(952) 937-4000

Media
Ted McHugh
Ted.mchugh@edelman.com

Patrick Ryan
Patrick.ryan@edelman.com